Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sanchez Energy Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (333-210319 and 333-227125) and on Form S-8 (333-193017, 333-212733 and 333-208863) of Sanchez Energy Corporation of our report dated March 1, 2019, with respect to the consolidated balance sheets of Sanchez Energy Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Sanchez Energy Corporation.

Our report refers to a change in the method of accounting for revenue recognition.

/s/ KPMG LLP

Houston, Texas

March 1, 2019